Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-124858 (and 462(b) Registration No. 333-134506) on Form S-1 of our report dated March 30, 2006 relating to the financial statements of Mariner Energy, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for asset retirement obligations in 2003, and the merger of Mariner Energy, Inc.’s parent company on March 2, 2004) appearing in the Annual Report on Form 10-K of Mariner Energy, Inc., for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Houston, Texas
August 10, 2006